Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF THE RELATIVE RIGHTS AND

PREFERENCES OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

NOVARAY MEDICAL, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of NovaRay Medical, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Designation of the Relative Rights and Preferences of the Series A Convertible Preferred Stock of this corporation be amended by changing the Article thereof numbered one (1) so that, as amended, said Article shall be and read as follows:

“1. Designation and Rank. The designation of such series of the Preferred Stock shall be the Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). The maximum number of shares of Series A Preferred Stock shall be 8,700,000 shares. The Series A Preferred Stock shall rank pari passu as to liquidation rights and other matters to the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and senior to all other classes and series of equity securities of the Company which by their terms do not rank senior to the Series A Preferred Stock (“Junior Stock”). The Series A Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 1st day of July, 2009.

By:	/s/ Marc C. Whyte
Title:	Chief Executive Officer
Name:	Marc C. Whyte